EXHIBIT 21.1
Subsidiaries of Commercial Vehicle Group, Inc.
	Entity	Jurisdiction

1	C.I.E.B. Kahovec, spol. s r.o.	Czech Republic
2	Cabarrus Plastics, Inc.	North Carolina, United States
3	Comercial Vehicle Group México, S. de R.L. de C.V.	Mexico
4	Commercial Vehicle Group (Thailand) Company Limited	Thailand
5	CVG Alabama, LLC	Delaware, United States
6	CVG CS LLC	Delaware, United States
7	CVG FSE, LLC	Delaware, United States
8	CVG Global S.à r.l.	Luxembourg
9	CVG International Holdings, Inc.	Barbados
10	CVG Management Corporation	Delaware, United States
11	CVG Monona Wire, LLC	Iowa, United States
12	CVG National Seating Company, LLC	Delaware, United States
13	CVG Seating (India) Private Limited	India
14	CVG Sprague Devices, LLC	Delaware, United States
15	CVG Ukraine LLC	Ukraine
16	CVG Vehicle Components (Beijing) Co., Ltd.	China
17	CVG Vehicle Components (Shanghai) Co., Ltd.	China
18	CVS Holdings Limited	United Kingdom
19	EMD Servicios, S.A. de C.V.	Mexico
20	KAB Seating Limited	United Kingdom
21	KAB Seating Pty. Ltd.	Australia
22	KAB Seating S.A.	Belgium
23	Mayflower Vehicle Systems, LLC	Delaware, United States
24	Monona (Mexico) Holdings LLC	Illinois, United States
25	MWC de México, S. de R.L. de C.V.	Mexico
26	PEKM Kabeltechnik s.r.o.	Czech Republic
27	T.S. México, S. de R.L. de C.V.	Mexico
28	Trim Systems Operating Corp.	Delaware, United States
29	Trim Systems, Inc.	Delaware, United States